EXHIBIT  4.1



     CREDIT AGREEMENT

Dated as of August 8, 1996


between


SECURITY PACIFIC LEASING CORPORATION,
as a Lender and as
Collateral Agent for the Benefit of the Lenders

and

EL DORADO CHEMICAL COMPANY,
the Company




     TABLE OF CONTENTS


Section             Page

ARTICLE I
DEFINITIONS

1.01 Certain Defined Terms
1.02  Other Interpretive Provisions
1.03  Accounting Principles


ARTICLE II
THE TERM LOAN

2.01  Amount and Terms of Term Loan     16
2.02  Notes
2.03  Optional Prepayments.
2.04  Repayment
2.05  Interest
2.06  Commitment Fee
2.07  Computation of Fees and Interest.
2.08  Payments by the Company


ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01  Taxes
3.02  Increased Costs and Reduction of Return
3.03  Survival


ARTICLE IV
CONDITIONS PRECEDENT

4.01  Conditions of Initial Advance
4.02  Conditions to Subsequent Advance


ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01  Corporate Existence and Power
5.02  Corporate Authorization; No Contravention
5.03  Governmental Authorization
5.04  Binding Effect
5.05  Litigation
5.06  No Default
5.07  ERISA Compliance
5.08  Use of Proceeds; Margin Regulations
5.09  Title to Properties
5.10  Taxes.
5.11  Financial Condition
5.12  Environmental Matters
5.13  Regulated Entities.
5.14  No Burdensome Restrictions
5.15  Copyrights, Patents, Trademarks and Licenses, etc.
5.16  Subsidiaries
5.17  Insurance
5.18  Validity and Priority of Security Interest
5.19  Capitalization
5.20  Solvency 29
5.21  Labor Disputes     29
5.22  No Violation of Law
5.23  No Default
5.24  Broker's Fees
5.25  Distribution Center Liens
5.26  Contingent Obligations


ARTICLE VI
AFFIRMATIVE COVENANTS

6.01  Financial Statements    30
6.02  Certificates; Other Information
6.03  Notices
6.04  Preservation of Corporate Existence, Etc.   32
6.05  Maintenance of Property
6.06  Insurance
6.07  Payment of Obligations  36
6.08  Compliance with Laws
6.09  Compliance with ERISA
6.10  Inspection of Property and Books and Records     37
6.11  Environmental Laws 37
6.12  Use of Proceeds
6.13  Supply Agreements Assignments     38
6.14  Compliance with Leases  38
6.15  Certain Financial Covenants and Ratios 38
6.16  First Lien on Collateral     39
6.17  Rate Cap Agreement 39
6.18  Distribution Center Title Reports 39
6.19  New Distribution Centers     39


ARTICLE VII
NEGATIVE COVENANTS

7.01  Limitation on Liens
7.02  Disposition of Assets
7.03  Consolidations and Mergers   42
7.04  Loans and Investments   42
7.05  Limitation on Indebtedness   43
7.06  Transactions with Affiliates 44
7.07  Use of Proceeds
7.08  Contingent Obligations. 45
7.09  Joint Ventures     45
7.10  Lease Obligations  45
7.11  Restricted Payments     45
7.12  ERISA    46
7.13  Change in Business 46
7.14  Accounting Changes 46
7.15  Certain Expenditures    46
7.16  Operating Leases   46
7.17  Rolling Stock 46


ARTICLE VIII
EVENTS OF DEFAULT

8.01  Event of Default.  46
8.02  Remedies 49
8.03  Rights Not Exclusive    49


ARTICLE IX
THE COLLATERAL AGENT

9.01  Appointment and Authorization; "Collateral Agent"     50
9.02  Delegation of Duties    50
9.03  Liability of Collateral Agent     50
9.04  Reliance by Collateral Agent 50
9.05  Notice of Default  51
9.06  Credit Decision    52
9.07  Indemnification of Collateral Agent    52
9.08  Collateral Agent in Individual Capacity     53
9.09  Successor Collateral Agent   53
9.10  Withholding Tax    53


ARTICLE X
MISCELLANEOUS

10.01  Amendments and Waivers 55
10.02  Notices 55
10.03  No Waiver; Cumulative Remedies   56
10.04  Costs and Expenses     56
10.05  Indemnity    57
10.06  Payments Set Aside.    57
10.07  Successors and Assigns 57
10.08  Assignments, Participations, etc.     57
10.09  Set-off.     59
10.10  Counterparts 59
10.11  Severability 59
10.12  No Third Parties Benefited  59
10.13  Governing Law and Jurisdiction   59
10.14  Waiver of Jury Trial   60
10.15  Entire Agreement  60

     SCHEDULES      Schedule 1.01       Subordinated Debt Definition
Schedule 2.04(A)    Principal Amortization - Term Loan      Schedule 2.04(B)
Principal Amortization - Converted Term Loan      Schedule 4.02(d)    Fixed Rate
Option Parameters   Schedule 5.05       Litigation     Schedule 5.07
     ERISA Compliance
     Schedule 5.11       Permitted Liabilities
     Schedule 5.12       Environmental Matters
     Schedule 5.15       Patents, Trademarks and Patent Litigation
     Schedule 5.16       Subsidiaries and Minority Interests
     Schedule 5.17       Insurance Matters
     Schedule 6.06       Required Insurance Coverage
     Schedule 7.01       Permitted Liens
     Schedule 7.04       Loans and Investments Outstanding
     Schedule 7.05       Permitted Indebtedness
     Schedule 7.08       Contingent Obligations
     Schedule 10.02 Addresses for Notices and Wire Transfer Instructions

     EXHIBITS

     Exhibit A      Distribution Leases
     Exhibit B      Form of Compliance Certificate
     Exhibit C      Real Property Description (Facility)
     Exhibit D      Form of Legal Opinion of Company's Counsel
     Exhibit E      Form of Assignment and Acceptance
     Exhibit F      Form of Promissory Note
     Exhibit G      Labor Disputes
     Exhibit H      Violations of Law
     Exhibit I      Distribution Center Tracts


     CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of August 8, 1996, between El Dorado Chemical Company, an Oklahoma corporation (the "Company"), and Security Pacific Leasing Corporation, a Delaware corporation ("SPLC"), as a Lender and as the Collateral Agent.

     WHEREAS, the Company desires to borrow up to $45,000,000.00 to refinance existing indebtedness of the Company and to loan an affiliate, Northwest Financial Corporation, up to $20,000,000.00 to enable affiliates of the Company to refinance existing indebtedness; and

     WHEREAS, SPLC has agreed to make available to the Company a term loan upon the terms and conditions set forth in this Agreement in the amount of $12,000,000.00 and one or more additional lenders (the "Additional Lenders") may become parties to this Agreement to provide the remainder of such $45,000,000.00;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


     ARTICLE I

     DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Additional Lenders" shall have the meaning set forth in the preamble of this Agreement.

     "Adjustment Date" means the first day of the month following the Initial Advance of the Term Loan and the first day of the month every three months thereafter.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Affiliated Outflows" shall have the meaning set forth in Section
7.06.

     "Agent-Related Person" means SPLC and any successor Collateral Agent arising under this Credit Agreement, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agreement" means this Credit Agreement.

          "Assignee" has the meaning specified in subsection 10.08(a).

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel.

          "BA Business Credit Loan" means that certain loan by BankAmerica Business Credit, Inc., as lender, to the Company and Slurry Explosive Corporation, as borrowers, pursuant to that certain Loan and Security Agreement dated December 12, 1994.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. 101, et seq.).

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditure" means any expenditure by the Company for (i) rent or other amounts payable under a Capital Lease, (ii) an asset which is properly classifiable under GAAP in relevant financial statements of the Company as property, equipment, improvements or fixed assets, or (iii) any similar type of asset capitalized in accordance with GAAP.

          "Capital Lease" means, as of any date, any lease of property, real or personal, which is or should be capitalized on a balance sheet of the lessee prepared as of such date, in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease.

          "Change of Control" means any time that LSB Industries, Inc. ("LSBI") shall own less than 100% of all capital stock of the Company and 100% of all capital stock of Northwest Financial Corporation ("NWFC"), either directly or indirectly through Wholly-Owned Subsidiaries.

          "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied by the Company or waived by SPLC.

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Collateral" means all of (a) the property now owned or hereafter acquired by the Company other than accounts receivable, inventory and documents, instruments, contracts and records relating to such accounts and inventory, and proceeds thereof, but including the Company's equipment (excluding rolling stock), machines, general intangibles, patents, the leasehold interests of the Company established by the Facility Lease and the Distribution Leases, the fee simple title of the Company in certain of the Distribution Centers, and all of the Company's right, title and interest in the Facility improvements and fixtures, the Supply Agreement and the NWFC Note; and (b) the property now owned or hereafter acquired by NWFC, excluding real property owned by NWFC other than the Facility and accounts receivable and inventory but including equipment (excluding rolling stock), machines, general intangibles, fixtures and patents, and a first and prior lien on the Facility.

          "Collateral Agent" means SPLC, and any permitted successors or assigns of SPLC, in its capacity as agent for the ratable benefit of all the Lenders with respect to the Collateral.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

          "Construction Consultant" shall have the meaning set forth in
Section 6.06.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any swap, hedging or similar contract agreement not entered by such Person in the ordinary course of business. Notwithstanding the foregoing, the Rate Cap Agreement is not a Contingent Obligation for purposes of this Agreement.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Current Assets" means, as of any date, the current assets which would be reflected on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, but excluding (i) Intangible Assets,
(ii) amounts due from employees who are not Affiliates, and (iii) amounts due from Affiliates which are not generated in the normal sale of goods and services by the Company in its ordinary course of business.

          "Current Liabilities" means, as of any date, the current liabilities which would be reflected on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Default Rate" shall have the meaning set forth in Section
2.05(c).

          "Distribution Centers" means those certain distribution centers leased or owned by the Company located on the tracts of real property described on Exhibit I to this Agreement.

          "Distribution Leases" means those certain leases or subleases entered into between NWFC, as lessor or sublessor therein, and the Company, as lessee or sublessee therein, relating to certain of the Distribution Centers not owned by the Company and more particularly described on Exhibit A to this Agreement.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "DSN Plant Loan" means that certain loan by The CIT
Group/Equipment Financing, Inc., a New York corporation to DSN Corporation, an Oklahoma corporation, in the original principal amount of up to $16,500,000.00.

          "Earnings Before Interest, Taxes, Depreciation and Amortization" means for any period, the sum of (i) the consolidated net earnings of the Company before provision for income taxes for such period, plus (ii) Interest Expense, depreciation and amortization adjustments which were deducted in arriving at consolidated net earnings.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Indemnity Agreement" means that certain
Environmental Indemnity Agreement, dated of even date herewith, by and among SPLC, the Company and the Guarantors, relating to environmental indemnities with respect to the Facility.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Event of Default" means any of the events or circumstances specified in Section 8.01.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "Facility" means the tracts of real property described on Exhibit C to this Agreement, together with all improvements thereon, and all water rights and rights of access appurtenant thereto.

          "Facility Lease" means that certain Lease Agreement dated March 7, 1988, as heretofore amended, executed by NWFC, as landlord, and the Company, as tenant, pursuant to which the Company leases the Facility, said lease being evidenced of record by a certain Memorandum of Lease Agreement dated as of March 7, 1988 and recorded in the Office of the County Clerk of Union County, Arkansas.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Collateral Agent of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal Funds transactions in New York City selected by the Collateral Agent.

          "First Lien Collateral Date" means the earlier to occur of (a) March 31, 1997, or (b) the date, if any, on which the Subsequent Advance is made by any Lender.

          "First Source" means First Source Financial L.L.P., formerly known as Household Commercial Financial Services, Inc., a Delaware corporation.

          "First Source Loan" means that certain loan from First Source and Massachusetts Mutual to the Company in the original principal amount of $38,500,000.00 and a current principal amount not to exceed $7,500,000.00.

          "Fixed Rate Option" shall have the meaning set forth in Section
4.02(d).

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Debt" means, as of any date, to the extent that would be reflected upon financial statement prepared in accordance with GAAP, the sum of the following (without duplication): (i) the aggregate of all Indebtedness for borrowed money of the Company as of such date, other than Current Liabilities, (ii) all Indebtedness which would be classified as "funded indebtedness" or "long-term indebtedness" (or other similar classification) on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, (iii) all Indebtedness, whether secured or unsecured, of the Company, having a final maturity (or which is renewable or extendible at the option of the obligor for a period ending) more than one year after the date of creation thereof, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity or sinking fund payments, or otherwise) are required to be made by the obligor less than one year after the date of the creation, and shall include such payments required to be made during such year, (iv) the aggregate of all Indebtedness of the Company outstanding under any revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such Indebtedness is created within one year of the expiration of such agreement and (v) the present value (discounted at the implicit rate, if known, or 10% per annum otherwise) of all obligations in respect of Capital Leases of the Company.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any federal, state or other political subdivision thereof, any central bank (or similar monetary or regulatory (authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantor" or "Guarantors" means any one or more of LSBI, a Delaware corporation, LSB Chemical Corp., an Oklahoma corporation, Slurry Explosive Corporation, an Oklahoma corporation, NWFC, an Oklahoma corporation, and Prime Financial Corporation, an Oklahoma corporation, as the context requires.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

     "Implicit Interest Rate" means a nominal rate per annum equal to 425 basis points in excess of the Index Rate (as defined below) in effect on each Adjustment Date.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (excluding indebtedness where the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases; (g) swap, hedging or other similar contracts or agreements; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

          "Indemnified Liabilities" has the meaning specified in Section
10.05.

          "Indemnified Person" has the meaning specified in Section 10.05.

          "Independent Auditor" has the meaning specified in subsection
6.01(a).

     "Index Rate" means the annual equivalent of the three-month "adjusted" LIBOR rate in effect at or about 11:00 a.m. London time as quoted by Bank of America London Branch on the second London business day preceding the Adjustment Date.

          "Initial Advance" has the meaning specified in Section 2.01.

          "Initial Advance Accelerated Maturity Date" means December 31,
1999.

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Intangible Assets" of any Person means those assets of such Person which are (i) Intellectual Property, (ii) goodwill, experimental expenses, organizational costs, and other assets which would be classified as intangible assets on a balance sheet of such Person, prepared in accordance with GAAP, (iii) unamortized debt discount and expense, and (iv) costs in excess of fair value of the net assets acquired.

          "Intellectual Property" means all patents, patent applications, franchise agreements, license agreements, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, formulae, recipes, trade secrets, other source and business identifiers, copyrights and the like.

          "Interest Expense" means for any period, the consolidated interest charges paid or accrued by the Company during such period (including imputed interest on Capital Lease obligations, but excluding amortization of debt discount and expense) on Indebtedness of the Company.

          "Interest Payment Date" means the last day of each calendar month, commencing on August 30, 1996, and ending on the Maturity Date.

          "Interest Period" means the first day of the month until last day of the third month thereafter.

          "Interest Rate" means the lesser of (a) the maximum rate that may be charged under applicable laws or (b) the Implicit Interest Rate.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Joint Venture" means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "Leasehold Mortgages" means those certain agreements whereby the Company assigns to the Collateral Agent all of its right, title and interest in and to the Distribution Leases and the Facility Lease.

          "Lender" or "Lenders" means SPLC, and the Additional Lenders, if any, that may become a party to this Agreement and which makes all or a portion of the Subsequent Advance to the Company as set forth in this Agreement, as the context requires.

          "Lender-Related Persons" means a Lender and its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, or lien (statutory or other) of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan Documents" means this Agreement, the Notes, the Guaranties, the Mortgages, the Security Agreements, the Leasehold Mortgages, the Environmental Indemnity Agreement, the Other Creditor Agreements, and all other documents delivered to Lenders in connection herewith.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Massachusetts Mutual" means Massachusetts Mutual Life Insurance Company, formerly known as C.M. Life Insurance Company and formerly known as Connecticut Mutual Life Insurance Company.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or the Guarantors taken as a whole; (b) a material impairment of the ability of the Company or the Guarantors taken as a whole to perform under any Loan Document and to avoid any Event of Default;
(c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or the Guarantors taken as a whole of any Loan Document; or (d) a material adverse change in, or a material adverse effect upon the operation or physical condition of the Facility.

          "Maturity Date" means July 31, 2003.

          "Monsanto Indemnity" means those certain indemnification rights granted by MONSANTO COMPANY as indemnitor to E.D.C., Inc., as indemnitee, contained in that certain agreement between Monsanto Company, a Delaware corporation, and E.D.C., Inc., an Oklahoma corporation, dated June 2, 1983, relating to certain environmental matters affecting the Facility.

          "Mortgages" means (i) that one certain Deed of Trust dated of even date herewith, executed by NWFC as grantor, for the benefit of the Collateral Agent, granting a Lien upon the Facility subject only to the liens securing the First Source Loan, Permitted Liens, and such other matters as may be acceptable to the Lenders; and (ii) those certain deeds of trust executed of even date herewith executed by the Company as Grantor, for the benefit of the Collateral Agent, granting a Lien upon the three Distribution Centers owned by the Company subject only to the liens securing the First Source Loan, Permitted Liens, and such other matters as may be acceptable to the Lenders.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Worth" means, as of any date, the total shareholders' equity (including common stock and preferred stock, other than mandatorily redeemable stock, at stated value, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, plus Subordinated Debt.

          "Note" means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.02 in substantially the form of Exhibit F.

          "Notes" mean all or more than one of promissory notes so delivered to the Lenders.

          "NWFC Loan" means a loan, in the amount of up to $20,000,000.00 to be made by the Company to NWFC on the date of the Subsequent Advance and evidenced by a promissory note in the amount of the loan (the "NWFC Note"). The NWFC Note shall be endorsed to the order of and delivered to the Collateral Agent as further security for the Obligations.

          "Obligations" means all advances, debts, liabilities and obligations arising under any Loan Document owing by the Company to Lenders, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Creditor Agreements" means those certain agreements by and between the Lenders and CIT or First Source relating to use rights of shared property and notices of default.

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection 10.08(c).

          "Payment Date" means any Interest Payment Date or Principal Payment Date.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permits" means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, certificate, right or license of or from a Governmental Authority, that is necessary at any given time in light of the stage of development, construction, or operation of the Facility to construct, test, operate, maintain, repair, own, or use the Facility to manufacture ammonia nitrate products.

          "Permitted Liens" has the meaning specified in Section 7.01.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Principal Payment Date" has the meaning specified in Section
2.04.

          "Rate Cap Agreement" shall have the meaning set forth in Section 4.02(d).

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Lenders" means the Lenders holding at least 67% of the Term Loan in terms of Dollars.

          "Requirement of Law" means, as to any Person, any Permits, any law (statutory or common), treaty, final rule or final regulation or final determination of an arbitrator or of a Governmental Authority, not subject to appeal in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Security Agreements" means those certain Security Agreements dated of even date herewith, executed by the Company and NWFC as debtors, pledging certain items of each of the Company's and NWFC's equipment, machinery, general intangibles, and patents (but excluding accounts receivable and inventory) to the Collateral Agent for the ratable benefit of the Lenders.


          "Subordinated Debt" shall have the meaning set forth in Schedule
1.01.

          "Subsequent Advance" shall have the meaning specified in Section
2.01 of this Agreement.

          "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Supply Agreements" means that certain Supply Agreement dated January 1, 1994, between Farmland Industries, Inc., a Kansas corporation ("Farmland") and the Company, together with any future supply agreement entered into by the Company, relating to the provision of ammonia.

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Tangible Net Worth" means Net Worth, minus Intangible Assets.

          "Taxes" means any and all present or future taxes, levies, imposts, and all liabilities with respect thereto, excluding, in the case of the Lenders, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Lender's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or maintains a lending office.

          "Term Loan" means the term loans provided to the Company by the Lenders, to be advanced in two advances as set forth herein, up to an aggregate amount not to exceed $45,000,000.00. If no Additional Lenders become a party to this Agreement, the Term Loan shall be the $12,000,000.00 Initial Advance from SPLC to the Company.

          "Term Loan Conversion Date" means December 31, 1996.

          "Total Liabilities" means Funded Debt, plus Current Liabilities, minus Subordinated Debt, of the Company on a consolidated basis.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02 Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including";
the words "to" and "until" each mean "to but excluding", and the word
"through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lenders, the Company, the Guarantors, and the other parties, and are the products of all parties. Accordingly, they shall not be construed against Lenders merely because of the Lenders' involvement in their preparation.

     1.03 Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


ARTICLE II

THE TERM LOAN

     2.01 Amount and Terms of Term Loan. SPLC agrees, on the terms and conditions set forth herein, to make an initial advance of the Term Loan in the amount of $12,000,000.00 (the "Initial Advance") to the Company on the Closing Date. Up to $33,000,000.00 in additional financing may be provided by the Additional Lenders. If the Additional Lenders provide such additional financing, this Agreement will be amended to add such Additional Lenders as "Lenders" and the Additional Lenders will, on the terms and conditions set forth herein, make an additional advance of the Term Loan subsequent to the Initial Advance (the "Subsequent Advance") to the Company up to an aggregate amount not to exceed $33,000,000.00. Principal repaid may not be reborrowed.

     2.02 Notes. The Term Loan made by the Lenders will be evidenced by Notes payable to the order of the Lenders, which Notes in the aggregate have a stated principal amount equal to all amounts advanced by the Lenders hereunder as the Initial Advance and the Subsequent Advance.

     2.03 Optional Prepayments. The Company may not prepay any portion of the Term Loan on or before the 36th Payment Date. The Company may, on any Payment Date after the 36th Payment Date, upon not less than seven (7) Business Days' irrevocable notice to each Lender, prepay the Term Loan in whole. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued but unpaid interest and a prepayment charge equal to 1% of the principal amount being prepaid; provided, however, that if the First Lien Collateral Date has not occurred prior to the Term Loan Conversion Date, then the Company may, on or before June 30, 1997, on any Interest Payment Date or Principal Payment Date upon not less than seven (7) Business Days' irrevocable notice to SPLC, prepay the Term Loan in whole without any prepayment penalty.

     2.04 Repayment.

          (a)  Initial Advance.  The Company shall repay the Initial
Advance in eighty-three (83) monthly installments of principal in the amounts shown on Schedule 2.04(A) of this Credit Agreement, commencing October 31, 1996 and continuing thereafter on the last day of each month, plus one final balloon payment installment in an amount equal to all then unpaid principal on the Maturity Date (each a "Principal Payment Date"); provided, however, that notwithstanding the foregoing if the First Lien Collateral Date has not occurred prior to the Term Loan Conversion Date, then the principal amount of the Initial Advance shall be repaid in thirty-five (35) monthly installments of principal in the amounts shown on Schedule 2.04(B) of this Credit Agreement, commencing January 31, 1997 and continuing thereafter on the last day of each month plus one final balloon payment installment in an amount equal to all then unpaid principal on the Initial Advance Accelerated Maturity Date.

          (b) Subsequent Advance. If the Subsequent Advance is made it shall be repaid in accordance with the amendment to this Agreement to be entered into among the Company, SPLC and the Additional Lenders immediately prior to the Subsequent Advance.

     2.05 Interest. (a) The Term Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the Interest Rate.

          (b) Interest on the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any optional prepayment for the portion of the Term Loan so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Lenders.

          (c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a rate per annum equal to the Interest Rate plus 3% per annum (the "Default Rate").

          (d) Anything herein to the contrary notwithstanding, the obligations of the Company to the Lenders hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lenders would be contrary to the provisions of any law governing the Term Loan and applicable to the Lenders limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lenders, and in such event the Company shall pay the Lenders interest at the highest rate permitted by applicable law.

     2.06 Commitment Fee. The Company has paid a $60,000.00 commitment fee to SPLC, and upon execution of this Agreement, the Company shall pay to SPLC an additional commitment fee of $60,000.00.

     2.07 Computation of Fees and Interest. All computations of interest for the Term Loan shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.


     2.08 Payments by the Company.

          (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to Collateral Agent by federal wire transfer in accordance with the wire transfer instructions set forth on Schedule 10.02, which will then distribute to each Lender its pro rata share of such payment, and shall be made in Dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. Any payment received by Collateral Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. OTHER THAN DISTRIBUTING TO THE LENDERS THEIR PRO RATA SHARE OF EACH PAYMENT MADE BY THE COMPANY AND ITS LIMITED ROLE AS COLLATERAL AGENT AS IS SPECIFICALLY SET FORTH BELOW AND IN THE SECURITY AGREEMENTS, SPLC HAS NO OTHER DUTY TO THE LENDERS. NEITHER SPLC, NOR ANY OF ITS AFFILIATES, ARE ACTING AS "AGENT". EACH LENDER IS RESPONSIBLE, IN ALL RESPECTS AND UNDER ALL CIRCUMSTANCES, FOR DECIDING TO EXTEND ITS CREDIT, MONITORING ITS CREDIT AND ADMINISTERING ITS CREDIT.

          (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day.

          (c) Unless SPLC receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, SPLC may assume that the Company has made such payment in full to SPLC on such date in immediately available funds and SPLC may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to SPLC, each Lender shall repay to SPLC on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.


ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes.

          (a) Any and all payments by the Company to a Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) The Company agrees to indemnify and hold harmless the Lenders for the full amount of Taxes relating to amounts paid by the Company to Lenders under this Agreement or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by a Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date a Lender makes written demand therefor.

          (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to a Lender, then:

               (i) the Company shall also pay to such Lender at the time interest is paid, all additional amounts which Lender specifies as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings; and

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

          (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the affected Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender.

          (e) If the Company is required to pay additional amounts to any Lender pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

     3.02 Increased Costs and Reduction of Return. If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its lending office) or any corporation controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its portion of the Term Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase. For purposes of this Agreement, amounts payable by the Company pursuant to this Section
3.02 shall not be Contingent Obligations.

     3.03 Survival.  The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.


ARTICLE IV

CONDITIONS PRECEDENT

     4.01 Conditions of Initial Advance . The obligation of SPLC to make the Initial Advance hereunder is subject to the condition that SPLC shall have received on or before the Closing Date all of the following, in form and substance satisfactory to SPLC:

          (a) Loan Documents. Each of the Loan Documents, executed by each party thereto;

          (b)  Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of directors of the Company and of each of the Guarantors and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Company, of each of the Guarantors, and each Subsidiary that may become party to a Loan Document certifying the names and true signatures of the officers of the Company, or each Guarantor or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Company and each Guarantor and each Subsidiary party to any Loan Document as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Person as of the Closing Date; and

               (ii) a good standing and existence certificate(s) for the Company, each Guarantor and each Subsidiary party to any Loan Document from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where such Person is qualified to do business as a foreign corporation, as of a recent date acceptable to SPLC;

          (d) Appraisal. An appraisal of the Facility acceptable to SPLC in its sole discretion;

          (e) Landlord Subordination. A subordination agreement, executed by NWFC for the benefit of the Lenders, in which NWFC subordinates its rights to receive rental payments and any landlord's liens in its favor to the interests of the Lenders established by the Loan Documents. The subordination agreement shall provide that rental payments by the Company to NWFC will be permitted so long as no Event of Default has occurred and is continuing;

          (f) Facility Lease and Distribution Lease Amendments. Evidence that the Facility Lease and the Distribution Leases have been amended, in form and substance acceptable to SPLC, to provide that the term shall not expire prior to March 6, 2021 and other terms and conditions acceptable to SPLC;

          (g) Management Subordination. A subordination agreement, executed by LSBI for the benefit of the Lenders, in which LSBI subordinates its rights to receive amounts payable under that certain Service Agreement dated October 13, 1990 between LSBI and the Company relating to the provision of certain accounting, financial, collections, legal, and personnel services by LSBI to the Company, to the interests of the Lenders established by the Loan Documents;

          (h) Monsanto Indemnity. A certificate, executed by the appropriate officer of the Company, certifying to the Lenders that, to the best of its knowledge, the Monsanto Indemnity is (i) in full force and effect; and (ii) has not been amended. In addition, the Company shall furnish to the Lenders a true and correct copy of the Monsanto Indemnity;

          (i)  Supply Agreement Assignment and Consent.  The Supply
Agreement shall have been assigned to the Lenders by the Company, and the Company shall have used its best efforts to obtain the consent of Farmland to such assignment;

          (j)  Legal Opinions.

               (i) an opinion of David M. Shear counsel to the Company and each Guarantor and addressed to Lenders, substantially in the form of Exhibit D;

               (ii) an opinion of Wright, Lindsey & Jennings, in form and substance satisfactory to SPLC; and

               (iii) an opinion of Hughes & Luce, L.L.P., in form and substance satisfactory to SPLC;

          (k) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Lenders to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Lenders' reasonable estimate of Attorney Costs incurred or to be incurred by them through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Lenders); including any such costs, fees and expenses arising under or referenced in Sections 2.06 and 10.04;

          (l) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that to his knowledge after due inquiry:


               (i)  the representations and warranties contained in
Article V are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the funding of the Initial Advance after giving effect thereto; and

               (iii) there has occurred since June 30, 1996, no event or circumstance that has resulted or is likely to result in a Material Adverse Effect;

          (m) Title Policy. A mortgagee's policy of title insurance (the "Policy") covering the Facility from an insurer acceptable to SPLC, in an amount equal to the Initial Advance, subject to a "pending disbursements" provision up to the amount of the Term Loan. The Policy shall insure Collateral Agent's lien position as a valid second lien upon the Facility, subject only to the first lien of First Source (the "First Source Lien"), shall be free and clear of all other liens and encumbrances, other than Permitted Liens, and will exclude tax and survey exceptions;

          (n) Survey. A survey of the Facility (the "Survey") acceptable to SPLC in its sole discretion. The Survey shall include a certificate of the surveyor addressed to SPLC, acceptable to SPLC as to form and substance;

          (o) Toxicology Reports. Toxicology and emissions reports with respect to the Facility acceptable to SPLC in its sole discretion; and

          (p) Other Documents. Such other approvals, opinions, documents or materials as SPLC may reasonably request.

     4.02 Conditions to Subsequent Advance. The obligation of the Lenders to make the Subsequent Advance is subject to satisfaction of the following conditions:

          (a) Amendment to Loan Documents. The Company and the Lenders shall have executed an appropriate amendment to this Agreement and all of the other Loan Documents including but not limited to the Security Agreements and any financing statements filed in connection therewith;

          (b) Notes, Guaranties and Indemnity Agreements. The Company shall have executed and delivered to each Additional Lender an original promissory note payable to such Additional Lender in the amount of its portion of the Subsequent Advance, together with a Guaranty executed by each of the Guarantors and an Environmental Indemnity Agreement executed by the Company;

          (c) First Lien Position. The First Lien Collateral Date must have occurred, or will occur simultaneously with the date of the Subsequent Advance;

          (d) Rate Cap Agreement. Unless the Company, in accordance with the procedures set forth in Schedule 4.02(d), has elected to have the Term Loan governed by a fixed rate (the "Fixed Rate Option"), and has satisfied all conditions to implementation of the Fixed Rate Option, an interest rate cap agreement (the "Rate Cap Agreement") limiting the Company's interest rate risk to a maximum satisfactory to the Lenders for the term of the Term Loan, acceptable to the Lenders in their reasonable discretion;

          (e) Initial Advance Conditions. All of the conditions to the Initial Advance set forth in Section 4.01 must have occurred in favor of SPLC and any such Additional Lender may require that the same conditions be complied with in favor of such Lender;

          (f) No Default. No Default or Event of Default shall exist either before or after giving effect to such Subsequent Advance;

          (g) Other Documentation. Such other approvals, opinions, exhibits, inspections, reports, documents or materials as any Additional Lender or SPLC shall reasonably request;

          (h) Payment of Fees. Payment by the Company of all accrued and unpaid fees, costs and expenses to the extent due on the date of the Subsequent Advance together with Attorney Costs of the Lenders to the extent invoiced prior to or on the date of the Subsequent Advance, plus such additional amounts of Attorney Costs as shall constitute the Lenders' reasonable estimate of Attorney Costs incurred or to be incurred by them through the closing proceedings related to the Subsequent Advance (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Lenders); including any such costs, fees and expenses arising under or referenced in Section 10.04; and

          (i) Other Conditions. Such other conditions as may be reasonably imposed by any Additional Lender or SPLC.


ARTICLE V

REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Lenders that:

     5.01 Corporate Existence and Power. The Company, each Guarantor and each of its Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the corporate power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except where failure to so qualify would not have a Material Adverse Effect; and

          (d) is in compliance with all Requirements of Law in which the failure to so comply would have a Material Adverse Effect.

     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and each Guarantor and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)  contravene the terms of any of that Person's Organization
Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject that would have a Material Adverse Effect; or

          (c) violate any Requirement of Law that would have a Material Adverse Effect.

     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company, any Guarantor or any of its Subsidiaries of the Agreement or any other Loan Document except filings of financing statements, mortgages and deeds of trust as may be required by the appropriate Governmental Authority.

     5.04 Binding Effect. This Agreement and each other Loan Document to which the Company, each Guarantor or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and each Guarantor or any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.05 Litigation. Except as set forth on Schedule 5.05 to this Agreement, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, any Guarantor, or its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

To the reasonable belief of the officer of the Company executing this Agreement, based on his knowledge as of the date of execution of this Agreement, there is no reason to believe the actions or proceedings which are set forth in Schedule 5.05 are likely to result in a Material Adverse Effect.

     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults is likely to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01.


     5.07 ERISA Compliance.

          (a) Except as disclosed in Schedule 5.07 attached hereto, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);
(iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and
(v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

     5.08 Use of Proceeds; Margin Regulations. The proceeds of the Term Loan are to be used solely for the purposes set forth in and permitted by
Section 6.12 and Section 7.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, including the leasehold interests of the Company pursuant to the Facility Lease and the Distribution Leases, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.11 Financial Condition.

          (a) The audited consolidated balance sheets of the Company and its Subsidiaries dated December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended on that date were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and:

               (i) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of its operations for the period covered thereby; and

               (ii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other direct liabilities of the Company and its consolidated Subsidiaries as of the date thereof.

          (b)  Since June 30, 1996, there has been no Material Adverse
Effect.

     5.12 Environmental Matters. Except as disclosed on Schedule 5.12 hereto or in the filings of LSBI with the SEC under the Exchange Act, and as hereafter disclosed by the Company to the Lenders in writing, to the Company's knowledge:

          (a) All environmental permits, certificates, licenses, approvals, registrations and authorizations ("Environmental Permits") required under all Environmental Laws in connection with the business of the Company have been obtained, unless the failure to obtain such Environmental Permits would not have a Material Adverse Effect on the Company;

          (b) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental entity with respect to any generation, treatment, storage, recycling, transportation or disposal of any hazardous or toxic waste (including petroleum products and radioactive materials) generated or used ("Hazardous Substances") by the Company, which would have a Material Adverse Effect on the Company;

          (c) The Company has not received any request for information that is likely to lead to a claim, any notice of claim, demand or other notification that the Company is or may be potentially responsible with respect to any clean up of any threatened or actual release of any Hazardous Substance which would have a Material Adverse Effect;

          (d) There are no underground storage tanks, active or abandoned, at any property now owned, operated or leased by the Company;

          (e) The Company has not knowingly transported any Hazardous Substances to any location which is listed on the National Priority List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which is the subject of any federal or state enforcement actions which may lead to claims against the Company for clean up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA which would have a Material Adverse Effect on the Company;

          (f) No written notification of a release of Hazardous Substance has been filed by or on behalf of the Company or in relation to any property now owned, operated or leased by the Company or previously owned, operated or leased by the Company at the time such property was so owned, operated or leased. No such property now owned or leased by the Company is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, or on any similar state list of sites requiring investigation or clean up which would have a Material Adverse Effect on the Company;

          (g) There are no environmental Liens on any material properties owned or leased by the Company and no governmental actions have been taken or are in process or pending which could subject any of such properties to such Liens; and

          (h) Upon the written request of any Lender, the Company shall promptly forward a copy to such Lender of any environmental written inspections, investigations or studies prepared by or to be prepared by the Company relating to material properties now owned, operated or leased by the Company; provided, however, that the Company makes no representation or warranty with respect to environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of any Lender.

     5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.14 No Burdensome Restrictions.  Neither the Company nor any
Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which is likely to have a Material Adverse Effect.

     5.15 Copyrights, Patents, Trademarks and Licenses, etc.. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. The patents, trademarks, service marks, tradenames, copyright and franchise rights owned by the Company are described on Schedule
5.15. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.15, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, is likely to have a Material Adverse Effect.

     5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

     5.17 Insurance. Except as specifically disclosed in Schedule 5.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     5.18 Validity and Priority of Security Interest. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in SPLC's favor and when all proper filings, records, and other actions necessary to perfect such Liens have been made or taken, to the knowledge of the Company, such Liens will constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for Permitted Liens, securing all the Obligations and enforceable against the Company and all third parties.

     5.19 Capitalization. The Company's authorized capital stock consists of 25,000 shares of common stock, par value $1.00 per share.

     5.20 Solvency. The Company is solvent prior to and after giving effect to the making of the Term Loan. If at any time the Company should become insolvent, LSBI shall have a period of up to twenty (20) Business Days after LSBI learns of the Company's insolvency within which to recapitalize the Company in order to restore the Company to a solvent state.

     5.21 Labor Disputes. Except as set forth on Exhibit G or as described in reports filed by LSBI prior to the Closing Date with the SEC: (a) there is no collective bargaining agreement or other labor contract covering employees of the Company; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Company; and (d) there is no pending or, to the Company's knowledge, threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute which would have a Material Adverse Effect on the Company.

     5.22 No Violation of Law. Except as disclosed in Exhibit H or in reports filed by LSBI prior to the Closing Date with the SEC, to the Company's knowledge, the Company is not in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would have a Material Adverse Effect on the Company.

     5.23 No Default. The Company is not in default with respect to any note, loan agreement, mortgage, lease or other agreement to which the Company is a party or bound, where the amount owed by the Company under such note, loan agreement, mortgage, lease, or other agreement exceeds $500,000.00.

     5.24 Broker's Fees. The Company represents and warrants to each Lender that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission as a result of acts by the Company and the Company agrees to indemnify and hold each Lender harmless against any and all such claims if such claim is due to the acts of the Company.

     5.25 Distribution Center Liens. To the knowledge of the officer of the Company executing this Agreement as of the date hereof, other than the Liens of Lenders pursuant to the Loan Documents, no Liens have been filed affecting NWFC's or the Company's fee simple title to the Distribution Centers except Permitted Liens.

     5.26 Contingent Obligations. Except as permitted by Section 7.08 of this Agreement, the Company has no Contingent Obligations.


ARTICLE VI

AFFIRMATIVE COVENANTS

     So long as the Term Loan or other Obligations shall remain unpaid or unsatisfied:

     6.01 Financial Statements. The Company shall deliver to each of the Lenders, in form and detail satisfactory to the Lenders:

          (a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheets for the Company and LSBI as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's records; and

          (b) as soon as available, but not later than sixty (60) days after the end of each fiscal quarter of each fiscal year, including fiscal year end, a copy of the unaudited consolidated balance sheets for the Company and LSBI as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows, for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer of such Person as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and LSBI; and

          (c)  as soon as available, but not later than one hundred twenty
(120) days after the end of each fiscal year, a copy of the unaudited consolidated and consolidating balance sheets for the Company and LSBI as of the end of such year and the related consolidated and consolidating statements of income, shareholders' equity and cash flows, for the period commencing on the first day and ending on the last day of such year, and certified by a Responsible Officer of such Person as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and LSBI.

     6.02 Certificates; Other Information. The Company shall furnish to each of the Lenders:

          (a) concurrently with the delivery of the financial statements referred to in subsection 6.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 6.01(a), (b) and (c), a Compliance Certificate executed by a Responsible Officer, which shall include a calculation of the financial covenants required by this Agreement and a certification of compliance with any financial covenants in any other Loan Document by the Company of a Lender;

          (c) promptly, copies of all financial statements and reports that LSBI sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that LSBI or any Subsidiary of LSBI may make to, or file with, the SEC; and

          (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company, each of the Guarantors, or any Subsidiary as the Lenders may from time to time request.

     6.03 Notices.  The Company shall promptly notify each of the Lenders:

          (a)  of the occurrence of any Default or Event of Default;

          (b)  of any matter that has resulted in a Material Adverse
Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

          (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Lenders a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i)  an ERISA Event;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

               (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

               (iv) the adoption of any amendment to a Plan subject to
Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

          (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all Permits, and all other governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business the failure of which would have a Material Adverse Effect;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which is likely to have a Material Adverse Effect.

     6.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and operating condition, ordinary wear and tear excepted in which the failure to so maintain would have a Material Adverse Effect; provided, however, that the Company shall, as soon as practicable after learning that repair is necessary, repair any property which has not been so maintained. The Company shall at its own cost and expense, operate, maintain and repair the Facility in accordance with prudent industry operating and maintenance standards and practices, and shall obtain and maintain in full force and effect all material Permits required to operate and maintain the Facility.

     6.06 Insurance. The Company shall maintain, and shall cause NWFC and each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, in the types and in such amounts as set forth on
Schedule 6.06 of this Agreement.

          Any loss benefits ("Benefits") under any of the insurance policies maintained by the Company pursuant to this Agreement shall be applied as follows:

          (a) if either an (i) Event of Default has occurred and is continuing; or (ii) 50% or more of the replacement value of the Facility is damaged or destroyed, then such Benefits, together with any interest thereon, shall, at the option of the Required Lenders, be held by the Collateral Agent, for the ratable benefit of the Lenders as additional Collateral hereunder. If no Event of Default has occurred and is continuing and less than 50% of the replacement value of the Facility is damaged or destroyed, then such Benefits may, at the Company's discretion, be either:

          (i) applied by the Lenders to the repayment of the Term Loan, subject to all of the terms and conditions of this Agreement; or

          (ii) subject to the following paragraph (b), used by the Company to repair or replace the damaged or destroyed portion of the Facility giving rise to such Benefits. If less than 50% but more than 10% of the value of the Facility (in terms of replacement costs) is damaged or destroyed and the Company elects repair or replacement under this subsection (a)(ii), then the Lenders shall have the right to employ a construction consultant (the "Construction Consultant") to advise the Lenders with respect to the disbursement of insurance proceeds as set forth in subsection (b), to monitor construction progress and to provide inspections and reports with respect thereto to the Lenders. The Lenders shall be entitled to rely on the advice and direction of the Construction Consultant with respect to the matters set forth in this Section 6.06, and the Company agrees that the Lenders shall have no liability to the Company for any action or inaction of the Lenders made in accordance with such advice or direction. The Company shall reimburse the Lenders for all reasonable fees and costs of the Construction Consultant.

          (b) Notwithstanding paragraph (a)(ii) above, the Lenders shall have no obligation to release any Benefits to the Company for the Company's use in repairing or replacing the damaged or destroyed portion of the Facility unless all of the following conditions are satisfied:

          (i) to the extent commercially available for the type of repair or replacement in question, the Company shall have submitted to the Lenders plans and specifications for the repair or replacement of the damaged or destroyed Facility reasonably satisfactory to the Required Lenders, which plans and specifications shall not be substantially modified, changed or revised without the Required Lenders' prior written consent;

          (ii) to the extent commercially available for the type of repair or replacement in question, the Company, if so requested by the Required Lenders, shall have submitted to the Lenders fixed price contracts with good and responsible contractors and materialmen covering all work and materials necessary to complete any proposed repair or replacement of the damaged or destroyed portion of the Facility;

          (iii) the insurance proceeds used for restoration, repair or replacement of the (hereinafter referred to as the "Work") Facility shall be paid to the Collateral Agent for the benefit of the Lenders and the Collateral Agent shall disburse such insurance proceeds from time to time to the Company (or, at the option of the Required Lenders, jointly to the Company and the persons furnishing labor and/or material incident to the Work or directly to those persons) as the Work progresses, subject to the following conditions:
(A) prior to beginning the Work (other than Work to be performed on an emergency basis to protect the Facility), (1) an architect or engineer, approved by the Required Lenders, is retained by the Company (at the Company's expense) and charged with the supervision of the Work and (2) the Company must have prepared, submitted to the Lenders and secured the Required Lenders' written approval of the plans and specifications for the Work; (B) each request for payment by the Company must be made by ten (10) days prior written notice to the Lenders and must be accompanied by a certificate made by the architect or engineer supervising the Work, stating, among other matters as may be reasonably required by the Required Lenders, that: (1) all of the Work completed has been done in compliance with the approved plans and specifications; (2) the sum requested is justly required to reimburse the Company for payments by the Company to, or is justly due to, the contractor, subcontractors, material men, laborers, engineers, architects or other persons rendering services or materials for the Work (giving a brief description of the services and materials), (3) when added to all sums previously paid by the Company, the sum requested does not exceed 90% of the value of the Work done to the date of that certificate; and (4) the amount of insurance proceeds remaining in the hands of the Collateral Agent will be sufficient upon completion of the Work to pay for the Work in full (giving in reasonable detail as the Lenders may require an estimate of the cost of completion); (C) each request must be accompanied by waivers of lien satisfactory in form and substance to the Lenders, covering that part of the Work for which payment or reimbursement is being requested and by a search prepared by a title company or licensed abstractor or by other evidence satisfactory to the Lenders that there has not been filed with respect to the real estate any mechanic's lien or other lien, affidavit or instrument asserting any lien or any lien rights with respect to the real estate; (D) no Event of Default has occurred and is continuing; and (E) in the case of the request for the final disbursement, the request is accompanied by a certificate from the architect supervising the work that all work has been completed in a good and workmanlike manner in substantial accordance with the approved plans and specifications and by a copy of any certificate of occupancy or other certificate required by any legal requirement to render occupancy of the damaged portion of the Facility lawful. If at any time the Required Lenders, in their reasonable judgment, determine that the insurance proceeds are insufficient to complete the restoration, repair or replacement, the Lenders may withhold further disbursement until the Company deposits with the Lenders additional funds which in the Required Lenders' reasonable judgment, are sufficient; and if the Company fails to make the additional deposit within thirty (30) days after required by the Required Lenders, then the Required Lenders may, at their option, direct the Collateral Agent to apply the balance of the insurance proceeds toward the payment of the Obligations. Any failure by the Company to make such a deposit within thirty (30) days after required by the Required Lenders shall, at the discretion of the Required Lenders, be an Event of Default hereunder. If, upon completion of the Work, any portion of the insurance proceeds has not been disbursed to the Company (or one or more of the other persons) incident thereto, the Lenders may, at the Required Lenders' option, apply such portion toward the payment of the Obligations or disburse the balance to the Company. Nothing herein shall be interpreted to prohibit the Lenders from withholding from each disbursement ten percent (10%) (or such greater amount, if permitted or required by any legal requirement) of the amount to be disbursed, and from continuing to withhold that sum, until the time permitted for perfecting liens against the real estate has expired, at which time the amount withheld shall be disbursed to the Company (or to the Company and any person or person furnishing labor and/or material for the Work or directly to those persons), nothing contained herein shall be construed to prevent the Lenders from applying at any time the whole or any part of the insurance proceeds to the curing of any Event of Default;

          (iv) the Lenders may impose such further conditions upon the release of insurance proceeds (including the receipt of title insurance) as are customarily imposed by prudent construction lenders to insure the completion of the restoration work free and clear of all liens or claims for lien;

          (v) all title insurance charges and other costs and expenses paid to or for the account of the Company in connection with the release of such insurance proceeds shall constitute so much additional Obligations and shall be payable upon demand with interest thereafter at the Default Rate, or such lower maximum rate as shall be legal under applicable law. The Lenders may deduct any such costs and expenses from insurance proceeds at any time held by the Collateral Agent; and

          (vi) if the Company fails to complete restoration within a reasonable time, as determined in the reasonable discretion of the Required Lenders, but in all cases in compliance with any time period provided under applicable requirements of Governmental Authorities and insurance underwriters, the Lenders shall have the right, but not the obligation, to restore or rebuild the Facility, or any part thereof, for or on behalf of the Company in lieu of applying said proceeds to the Obligations and for such purpose may do all necessary acts, including using funds deposited by the Company as aforesaid and advancing additional funds for the purpose of restoration, all such additional funds to constitute part of the indebtedness hereby secured payable upon demand with interest at the Default Rate. In the event of an Event of Default which is continuing, the Company hereby empowers the Lenders, in their discretion, to settle, compromise and adjust any and all claims or rights under any insurance policy maintained by the Company relating to the Facility. Nothing contained in this Agreement shall create any responsibility or obligation on the Lenders to collect any amounts owing on any insurance policy or resulting from any condemnation, to rebuild or replace any damaged or destroyed portion of the Facility or to perform any other act hereunder. The Lenders shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and the Company hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

     6.07 Payment of Obligations. The Company, no later than ten (10) days after such payments become due, shall, and shall cause each Subsidiary to:
(a) file when due (including extensions) all tax returns and other reports which they are required to file, pay when due all taxes, fees, assessments and other governmental charges against such parties or upon their property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and shall provide to the Lenders, upon request, satisfactory evidence of their timely compliance with the foregoing; and (b) pay all Indebtedness owed by such parties within normal business terms and consistent with past practices; provided, however, that neither the Company nor any Subsidiary need pay any tax, fee, assessment, governmental charge, or Indebtedness, or perform or discharge any other obligation, that it is contesting in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

     6.08 Compliance with Laws. The Company shall use reasonable efforts to comply, and shall use reasonable efforts to cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority where the failure to so comply would have a Material Adverse Effect on the Company having jurisdiction over it or its business (including the Federal Fair Labor Standards Act). Notwithstanding the foregoing, the Company shall not be obligated to comply with any Requirements of Law (i) whose application or validity is being contested diligently and in good faith by appropriate proceedings, (ii) compliance with which shall have been excused or exempted by a permit, waiver, variance, consent, extension or forbearance exempting it from the application of such Requirements of Law, or (iii) if failure or compliance would result in no material adverse consequences to the Facility so long as, in the case of each of clauses (i) through (iii) of this sentence such failure of compliance does not result in any material risk or danger of (A) the sale, forfeiture or loss of any part of the Facility, or the subjection thereof to any Lien (other than Permitted Liens), or interference with the operation, use or disposition of any of the Facility, title thereto or any interest therein, or (B) any Material Adverse Effect.

     6.09 Compliance with ERISA. The Company shall use reasonable efforts, and shall cause each of its ERISA Affiliates to use reasonable efforts to:
(a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Lenders to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Lenders may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

     6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the failure of which would result in a Material Adverse Effect. The Company shall promptly notify each of the Lenders of any event, circumstance, dispute, claim or other action affecting the Environmental Permits, Hazardous Substances generated or used by the Company or otherwise affecting the Facility or any of the Distribution Centers, or any other environmental matter affecting the Company, regardless of whether such action would have a Material Adverse Effect. The Company will, at all times, use all reasonable efforts necessary to preserve the Monsanto Indemnity. Whenever there is potential noncompliance with any Environmental Laws which would result in a Material Adverse Effect, the Company shall, at any Lender's request and the Company's expense: (a) cause an independent environmental engineer acceptable to such Lender to conduct such tests of the site where either the Company's noncompliance or alleged noncompliance with Environmental Laws has occurred and prepare and deliver to such Lender a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (b) provide to the Lender a supplemental report of such engineer whenever the scope of the environmental problems, or the Company's response thereto or the estimated costs thereof, shall materially change.

     6.12 Use of Proceeds. The Company shall use the proceeds of the Term
Loan to refinance the existing indebtedness of the Company, and to enable the Company to make a loan to NWFC in the amount of the NWFC Note, to be used by NWFC or its Affiliates to refinance existing indebtedness of NWFC, under terms and conditions satisfactory to the Lenders.

     6.13 Supply Agreements Assignments. The Company shall cause all Supply Agreements to be assigned to the Lenders, and shall use its best efforts to cause such assignments to be consented to by any such ammonia suppliers, in form and substance acceptable to the Lenders.

     6.14 Compliance with Leases. The Company will use the Facility and Distribution Centers and related rights granted by the Facility Lease and the Distribution Leases solely as permitted by the terms of such leases.

     6.15 Certain Financial Covenants and Ratios.

          (a) The Company shall not have net losses for two (2) consecutive fiscal quarters within the same calendar year;

          (b)  The ratio of Current Assets to Current Liabilities
(excluding the current portion of the First Source Loan) of the Company, tested as of the end of each calendar quarter, shall be at least 1.50:1;

          (c) At no time during the following quarterly periods will the Company permit its ratio of Total Liabilities excluding deferred taxes to Tangible Net Worth to exceed the following:

               (i)  From the Closing Date through September 30, 1997 -
3.50:1;

               (ii) From October 1, 1997 through June 30, 1998 - 3.25:1;

               (iii)     From July 1, 1998 through December 31, 1998 - 2.75:1;

               (iv) From January 1, 1999 through June 30, 1999 - 2.50:1;
and

               (v)  From July 1, 1999 and thereafter - 2.25:1;

          (d)  The ratio of (i) the Company's Earnings Before Interest,
Taxes, Depreciation and Amortization less Taxes paid to (ii) the amount of the Company's Funded Debt maturing in the succeeding 12-month period plus Interest Expense shall not be less than 1.35:1 for the fiscal year 1996, and thereafter shall be not less than 1.5:1 for each fiscal year; and

          (e) The Company shall, at all times, maintain a Tangible Net Worth of not less than the greater of (i) $21,100,000.00, or (ii) the Company's Tangible Net Worth at the end of the preceding fiscal year less $1,500,000.00.

     6.16 First Lien on Collateral. SPLC acknowledges that on the Closing Date the liens in favor of SPLC covering the Collateral granted by the Company and NWFC are second priority liens subordinate and inferior only to the First Source Liens covering the Collateral and Permitted Liens. Borrower shall, on or before the First Lien Collateral Date, cause the liens of Lenders secured by the Collateral to be first and prior Liens, subject only to Permitted Liens excluding the First Source Liens. Compliance with this covenant shall be a condition precedent to the Subsequent Advance. If the liens of Lenders covering the Collateral have not become first and prior liens on or before the Term Loan Conversion Date, subject only to Permitted Liens excluding the First Source Liens, the Initial Advance shall convert to a term loan with an accelerated principal amortization and maturity date as more particularly set forth in Section 2.04.

     6.17 Rate Cap Agreement. On the earlier to occur of (i) December 31, 1996; or (ii) the date of the Subsequent Advance, the Company shall either elect and have satisfied all conditions to implementation of the Fixed Rate Option in accordance with Schedule 4.02(d) or shall enter into the Rate Cap Agreement.

     6.18 Distribution Center Title Reports. The Company shall, on the earlier to occur of (i) 45 days after the date of this Agreement; or (ii) the date of the Subsequent Advance, furnish to the Lenders title reports prepared by a title insurance company acceptable to the Lenders showing fee simple title to each of the Distribution Centers to be vested in either NWFC or the Company, as appropriate, subject to no liens or other encumbrances except Permitted Liens and other Liens as may be acceptable to the Lenders in their sole discretion.

     6.19 New Distribution Centers. The Company shall execute Mortgages for the benefit of the Lenders covering any new distribution centers acquired by the Company in fee simple, and shall execute Leasehold Mortgages for the benefit of the Lenders covering any new distribution centers leased by the Company, all in form and substance acceptable to the Lenders. With respect to leased distribution centers, the Company shall also provide to the Lenders a consent of the landlord under the related lease acceptable to the Lenders.


ARTICLE VII

NEGATIVE COVENANTS

     So long as the Term Loan or other Obligations shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

     7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist and shall promptly discharge, at its own cost and expense, any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):


          (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

          (b)  any Lien created under any Loan Document;

          (c) Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that
(i) no notice of lien has been filed or recorded under the Code; or (ii) which are being contested in good faith and by appropriate proceedings so long as, in the case of each of clauses (i) and (ii), such non-payment does not result in any material risk or danger of (A) the sale, forfeiture or loss of any part of the Facility, or the subjection thereof to any lien (other than Permitted Liens), or interference with the operation, use or disposition of any of the Facility, title thereto or any interest therein, or (B) any Material Adverse Effect;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f) Liens on property owned or leased by the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) easements, rights-of-way, restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (h) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired and proceeds thereof in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, $1,500,000.00 in any fiscal year;

          (i) Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such Capital Leases are otherwise permitted hereunder;

          (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (k) Liens on the Facility in favor of NWFC, such Liens to be subordinate and inferior, in all respects, to the Liens of the Lenders, established by the Loan Documents;

          (l) Liens on goods consigned to the Company or the Subsidiary or not owned by either the Company or the Subsidiary so long as such Lien attaches only to such goods and SPLC has been given notice of such Lien;

          (m) Liens against life insurance policy or the cash surrender value thereof which relate to borrowings incurred to finance the premiums made under such policy;

          (n) Liens on accounts, inventory, documents, instruments, contracts or records relating to such accounts and inventory, and proceeds thereof to secure revolving working capital line of credit; and

          (o) Liens not to exceed $1,000,000.00 in the aggregate at any one time in amounts secured which are junior in priority to the Lenders' Lien and which arise or are placed inadvertently against either the Company's or the Subsidiary's assets and are removed within fifteen (15) Business Days from receipt by the Company of such Lien.

     7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing other than sales or dispositions for fair consideration not to exceed, in the aggregate, ten percent (10%) of the value of such Person's assets, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business; and

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment.

     7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary, provided such Wholly-Owned Subsidiary guarantees all of the Company's Obligations under the Loan Documents.

     7.04 Loans and Investments. Except as permitted in Section 7.06 of this Agreement, the Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

          (a)  investments in cash equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) loans and investments outstanding as of the date hereof and identified on Schedule 7.04 to this Agreement;

          (d) loans or investments in and to a Subsidiary that is a Guarantor; and

          (e) investments constituting Acquisitions not otherwise permitted above in this Section as long as such investments when aggregated with all other investments for the same Acquisition do not exceed $3,000,000.00 in cash investments and issued and/or assumed interest-bearing debt per Acquisition and $12,000,000.00 in cash investments and issued and/or assumed interest-bearing debt in the aggregate for all such Acquisitions during the term of the Term Loan.

     7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.08;

          (c)  Indebtedness existing on the Closing Date and set forth in
Schedule 7.05; provided, however, that during the period from the Closing Date to the First Lien Collateral Date, the outstanding principal amount under the First Source Loan shall not, at any time, exceed $7,500,000.00 and the total outstanding Indebtedness secured by the Collateral (including the Initial Advance) shall not, at any time, exceed $19,500,000.00 unless and until the Subsequent Advance is made;

          (d)  Indebtedness arising under leases permitted pursuant to
Section 7.10;

          (e) Indebtedness which is revolving debt, other than the existing Indebtedness set forth on Schedule 7.05;

          (f) Indebtedness relating to Capitalized Leases, provided such Capitalized Leases are permitted hereunder;

          (g) Indebtedness for purchase money security interests as allowed by Section 7.01(h);

          (h)  Indebtedness incurred in connection with other Permitted
Liens;

          (i) Indebtedness issued solely to the sellers by the Company in connection with any acquisition permitted by Section 7.04(e) of this Agreement, not to exceed $5,000,000.00 in the aggregate at any time;

          (j) Indebtedness resulting from a judgment having been rendered against either the Company or Subsidiary that is being appealed by such Company or Subsidiary in good faith and in a timely manner, for which an adequate reserve has been recorded on the Company's or Subsidiary's books, and which is not fully covered by insurance;

          (k) Indebtedness resulting from the refinancing of Indebtedness permitted by this Section 7.05 as long as (i) such Indebtedness does not exceed the amount of the refinanced Indebtedness; and (ii) such Indebtedness does not result in payment acceleration of the refinanced Indebtedness;

          (l) Indebtedness resulting from trade payables and other obligations arising in the ordinary course of business;

          (m)  Indebtedness incurred pursuant to Section 7.06 hereof;

          (n)  Other Indebtedness not otherwise permitted by this Section
7.05 which is unsecured, in an amount not to exceed $1,000,000.00 at any one time;

          (o) Indebtedness consisting of swap, hedging or other similar contracts or agreements entered into in the ordinary course of business; and

          (p)  Subordinated Indebtedness.

     7.06 Transactions with Affiliates.  Except for the NWFC Loan, the
Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary. In addition to the foregoing, and without the restrictions and limitations set forth in the foregoing sentence, the Company, for any given fiscal year, may make payments in the form of dividends, distributions, treasury stock, advances or loans to Affiliates of the Company ("Affiliated Outflows") up to an amount equal to 50% of the Company's net income after taxes for the prior fiscal year, provided that immediately after giving effect to such action no Default or Event of Default would exist. The term "Affiliated Outflows" shall exclude payments made to Affiliates which are classified as expenses of the Company which comply with the first sentence of this Section and which reduce the Company's income as shown on the annual consolidated balance sheet of the Company. The parties acknowledge that current payments under the Services Agreement between LSB and the Company comply with this Section 7.06 so long as the Company and LSB complies with the terms of that certain Subordination and Service Agreement of even date herewith executed by LSB in favor of the Lenders.

     7.07 Use of Proceeds.

          (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Term Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     7.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business; and

          (b) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.08.

          (c) Contingent Obligations of the Company and its Subsidiaries consisting of unsecured guaranties, not to exceed $5,000,000.00 in the aggregate at any given time.

     7.09 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any Joint Venture, other than Joint Ventures with wholly-owned Subsidiaries of such Person.

     7.10 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

          (a)  the Facility Lease and the Distribution Leases;

          (b) leases of the Company and of Subsidiaries in existence on the Closing Date; and

          (c) operating leases including leases of distribution centers entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business, subject to the limitations set forth in Section
7.16 of this Agreement.

     7.11 Restricted Payments. Except as permitted in Section 7.06 of this Agreement, the Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock; and

          (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock.

     7.12 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.13 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from that type of business carried on by the Company and its Subsidiaries on the date hereof.

     7.14 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

     7.15 Certain Expenditures. The Company shall not, for any given fiscal year, make Capital Expenditures in excess of $3,000,000.00 plus an amount up to $5,000,000.00 in the aggregate over the term of the Term Loan for Capital Expenditures required to be made by the Company as a result of federal or state-mandated environmental expenditures.

     7.16 Operating Leases. At no time will the Company, for any given fiscal year, allow amounts owed by it as operating lease or other rental payments, including real estate lease payments, to exceed $10,000,000.00.

     7.17 Rolling Stock. The Company shall not, directly or indirectly, make, create, incur, assume or suffer to exist and shall promptly discharge, at its own cost and expense, any Lien upon or with respect to any equipment owned by the Company which is rolling stock, including but not limited to railcars, trucks and trailers, other than Liens which are purchase money security interests securing only the acquisition costs of such rolling stock. This sentence shall not apply to rolling stock which is leased by the Company.



ARTICLE VIII

EVENTS OF DEFAULT

     8.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Company fails to pay, within three (3) days of being due, any amount of principal, or interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Company, any Subsidiary or any Guarantor, or any of them, made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Covenant Defaults. The Company or any Subsidiary party thereto fails in any material respect to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such failure is not cured within thirty (30) days from the date of receipt by the Company of notice of such default or if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Lenders) or become void or unenforceable without the written consent of the Lenders other than as a direct result of any conduct solely on the part of Lenders; provided, however, that if the Company or any Subsidiary fails to maintain the insurance required by Section 6.06 of this Agreement, such notice and cure period shall not apply; or

          (d) Cross-Default. The Company, or any Guarantor or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than:

          (A)  $500,000.00 in the case of the Company or NWFC; or

          (B)  $5,000,000.00 in the case of any Guarantor other than NWFC,

when due, beyond any period of grace provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to (A) cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (B) the effect of such default would have a Material Adverse Effect on the Company; or

          (e) Insolvency; Voluntary Proceedings. The Company, any Guarantor, or any Subsidiary (i) ceases or fails to be solvent, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; (iv) seeks the appointment of a trustee, receiver, liquidator, custodian or other similar officer for itself or for any substantial part of its property; or (v) takes any action to effectuate or authorize any of the foregoing; or

          (f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Guarantor, or any Subsidiary, or is commenced seeking the appointment of a trustee, receiver, liquidator, custodian or other similar officer or agency of it or any substantial part of its property or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for either the Company or any Subsidiary or for all or a substantial portion of its property or business shall be appointed involuntarily; or

          (g) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that would, in the Lender's reasonable judgment, subject Borrower or any Subsidiary to any tax penalty or other liabilities under the terms of such Plan which would result in a Material Adverse Effect to the Company or LSBI; or

          (h) Monetary Judgments. One or more final judgments or orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability as to any single or related series of transactions, incidents or conditions, of $1,000,000.00 or more, and the same shall remain unsatisfied, or unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

          (i)  Change of Control.  There occurs any Change of Control; or

          (j) Loss of Environmental Permits. Any Governmental Authority revokes or fails to renew any Environmental Permit, which would result in a Material Adverse Effect and such Environmental Permit is not unrevoked or renewed within 180 days thereafter; or

          (k) Guarantor Defaults. Any of the Guarantors fail in any material respect to perform or observe any term, covenant or agreement in the Guaranty of such Guarantor; or any Guaranty is for any reason partially (including with respect to future advances) or wholly terminated, revoked or invalidated, or otherwise ceases to be in full force and effect other than by an action undertaken by a Lender, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (e) or (f) of this Section occurs with respect to any Guarantor; or

          (l) Invalidity of Subordination Provisions. The Landlord Subordination Agreement or the subordination provisions of the Landlord Subordination Agreement or any agreement or instrument governing any other Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect NWFC or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or the Landlord Subordination Agreement and a replacement subordination agreement from the relevant Person, acceptable to the Lenders in their sole discretion, is not executed by such Person for the benefit of the Lenders within 10 days thereafter; or

          (m) Lease Default. An event of default occurs and is continuing under the terms of the Facility Lease or any of the Distribution Leases; or

          (n) First Source Default. An event of default occurs and is continuing under the First Source Loan; or

          (o) DSN Plant Loan Default. An event of default occurs and is continuing under the DSN Plant Loan; or

          (p) BA Business Credit Default. An event of default occurs and is continuing under the BA Business Credit Loan or any working capital loan of the Company which replaces the BA Business Credit Loan.

     8.02 Remedies. If an Event of Default occurs under Section 8.01(a) of this Agreement, or under Section 8.01(c) which is due to the Company's failure to maintain the insurance required by Schedule 6.06, then the Collateral Agent may, unless instructed otherwise by the Required Lenders within the time period set forth in Section 9.05, accelerate the maturity of the Term Loan and pursue any other remedy available to the Lenders under the Loan Documents. If any other Event of Default occurs and is continuing, then Collateral Agent may, and upon the vote of the Required Lenders shall, accelerate the maturity of the Term Loan and/or pursue any other remedy available to the Lenders including the exercise of any rights and remedies of the Lenders under the Loan Documents. The Lenders may exercise all rights and remedies available to them under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 8.01, the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lenders or Collateral Agent.


     8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.



ARTICLE IX

THE COLLATERAL AGENT

     9.01 Appointment and Authorization; "Collateral Agent". Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.02 Delegation of Duties. The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.03 Liability of Collateral Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.04 Reliance by Collateral Agent.

          (a) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall be in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 4.01 or Section 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Collateral Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     9.05 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Collateral Agent for the account of the Lenders, unless the Collateral Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Collateral Agent will notify the Lenders of its receipt of any such notice. Subject to the rights of the Collateral Agent to resign as is set forth below, the Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Article VIII; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to an Event of Default as it shall deem advisable or in the best interest of the Lenders.

          To assure that a timely response is provided by all Lenders in the event that an Event of Default occurs, if the Collateral Agent notifies the Lenders that it has received a notice of default and that an Event of Default has occurred or that it otherwise believes an Event of Default has occurred and, together with such notification, Collateral Agent recommends that the Lenders take some specified action in response to such default, then unless a Lender notifies the Collateral Agent in writing that such Lender disapproves the taking of such action within one (1) Business Day of Collateral Agent's notice, such Lender, for all purposes, shall be deemed to have approved Collateral Agent's recommended action and Collateral Agent may take the specified action together with any other action reasonably related thereto or reasonably necessary as a result thereof, including exercising the Lenders' remedies as set forth in Section 8.02.

     9.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Collateral Agent, the Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other conditions or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.07 Indemnification of Collateral Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities and from any and all loss, cost, expense and liability, such Person may incur as a result of such Person pursuing any action approved by the Required Lenders or deemed approved pursuant to Section 9.05; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from the Agent-Related Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Collateral Agent.

     9.08 Collateral Agent in Individual Capacity. SPLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though SPLC were not the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, SPLC or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such subsidiary) and acknowledge that the Collateral Agent shall be under no obligation to provide such information to them. With respect to the Term Loan, SPLC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Collateral Agent, and the terms "Lender" and "Lenders" include SPLC in its individual capacity.

     9.09 Successor Collateral Agent. The Collateral Agent shall have the right to assign its rights, powers and duties of collateral agent hereunder to any Affiliate of Collateral Agent upon 30 days' notice to the Lenders. Upon such assignment, the assignee of Collateral Agent shall have the rights and obligations of Collateral Agent under the Loan Documents and the assignor Collateral Agent shall have no further obligations under the Loan Documents. In addition, the Collateral Agent at any time may resign as Collateral Agent upon notice to the Lenders. If the Collateral Agent resigns under this Agreement, (i) such Collateral Agent shall be relieved of all obligations to pursue any actions in its capacity as Collateral Agent and (ii) the Lenders holding at least 51% of the Term Loan in terms of Dollars shall appoint from among the Lenders and their Affiliates a successor collateral agent for the Lenders. If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Company, a successor collateral agent from among the Lenders. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term "Collateral Agent" shall mean such successor collateral agent and the retiring Collateral Agent's appointment, powers and duties as Collateral Agent shall be terminated. If no successor collateral agent has accepted appointment as Collateral Agent by the date which is five
(5) Business Days following a retiring Collateral Agent's notice of resignation, the retiring Collateral Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Lenders holding at least 51% of the Term Loan in terms of Dollars appoint a successor collateral agent as provided for above. After any assigning or retiring Collateral Agent's assignment or resignation hereunder, the provisions of this
Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. The Company, NWFC and the Lenders shall take all actions necessary to continue the effectiveness of all security interests and Liens created for the benefit of the Lenders pursuant to the Loan Documents, including the execution of amended security agreements, modifications of Liens, and UCC-3 financing statement amendments as the substituted Collateral Agent may reasonably deem advisable.

     9.10 Withholding Tax.

          (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Collateral Agent, to deliver to the Collateral Agent:

          (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

          (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax;

Such Lender agrees to promptly notify the Collateral Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Collateral Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Collateral Agent will treat such Lender's IRS Form 1001 as no longer valid.

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Collateral Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Section 1441 and 1442 of the Code.

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Collateral Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Collateral Agent, then the Collateral Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Collateral Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Collateral Agent fully for all amounts paid, directly or indirectly, by the Collateral Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Collateral Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Collateral Agent.

ARTICLE X

MISCELLANEOUS

     10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, modification, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Article IV, (b) increase the commitment amount of any Lender, (c) reduce the amount of principal, interest, or fees payable under the Loan Documents, or postpone the payment thereof, or (d) change the percentage of Lenders required to take any action under this Agreement or the Notes. No modification, waiver, or consent shall, unless in writing and signed by the Collateral Agent affect the rights or obligations of the Collateral Agent under the other Loan Documents.

     10.02     Notices.

          (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Lenders, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Lenders.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II shall not be effective until actually received by a Lender at the address specified on the applicable signature page hereof.


          (c) Any agreement of the Lenders to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Term Loan shall not be affected in any way or to any extent by any failure by Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Lenders of a confirmation which is at variance with the terms understood by Lenders to be contained in the telephonic or facsimile notice.

     10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lenders, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04     Costs and Expenses.  The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Lenders within five Business Days after demand (subject to subsection 4.01(n)) for all out-of-pocket costs and expenses incurred by the Lenders, including but not limited to the Collateral Agent, in connection with the development, preparation and delivery of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable out-of-pocket Attorney Costs incurred by the Lenders with respect thereto; and


          (b) pay or reimburse the Lenders, including but not limited to the Collateral Agent, within five Business Days after demand (subject to subsection 4.01(n)) for all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Term Loan (including in connection with any "workout" or restructuring regarding the Term Loan, and including in any Insolvency Proceeding or appellate proceeding).

     10.05 INDEMNITY. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE COMPANY SHALL INDEMNIFY AND HOLD THE LENDER-RELATED PERSONS AND THE LENDERS AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (EACH, AN "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF THE TERM LOAN) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON IN ANY WAY AS A RESULT OF AN ACTION BROUGHT AGAINST THE INDEMNIFIED PERSON BY A PERSON NOT A PARTY TO THIS AGREEMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY ACTION TAKEN OR OMITTED BY ANY SUCH PERSON UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING WITH RESPECT TO ANY INVESTIGATION, LITIGATION OR PROCEEDING (INCLUDING ANY INSOLVENCY PROCEEDING OR APPELLATE PROCEEDING) RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE LOAN OR THE USE OF THE PROCEEDS THEREOF, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"); PROVIDED, THAT THE COMPANY SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE PAYMENT OF ALL OTHER OBLIGATIONS.

     10.06 Payments Set Aside. To the extent that the Company makes a payment to a Lender, or a Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lenders.

     10.08     Assignments, Participations, etc.

          (a) Any Lender may, at any time, assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Term Loan and the other rights and obligations of such Lender hereunder, in a minimum amount of $2,500,000; provided, however, that the Company may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company, with a copy to the Collateral Agent, by such Lender and the Assignee;
(ii) such Lender and its Assignee shall have delivered to the Company, with a copy to the Collateral Agent, an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment. From and after such date that Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (iii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (b) Within five Business Days thereafter, the Company shall execute and deliver to the assignee Lender, new Notes evidencing such Assignee's assigned Loan and its portion of the Term Commitment and, if the assignor Lender has retained a portion of the Term Loan and its portion of the Term Commitment, replacement Note(s) in the principal amount of the Term Loan retained by the assignor Lender (such Note(s) to be in exchange for, but not in payment of, the Note(s) held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

          (c) Any Lender may at any time sell to one or more financial institutions or other Persons not Affiliates of the Company (a "Participant") participating interests in the Term Loan, such Lender's portion of the Term Commitment and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged,
(ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and Lenders shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section
10.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (d) Notwithstanding any other provision in this Agreement, a Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Term Loan has been accelerated, the Lenders are authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, any Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lenders agree promptly to notify the Company after any such set-off and application made by a Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.12 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, and the Lender-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.13     Governing Law and Jurisdiction.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS) OF THE STATE OF OKLAHOMA, PROVIDED THAT THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF OKLAHOMA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF OKLAHOMA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY OKLAHOMA LAW.

     10.14     Waiver of Jury Trial.   THE COMPANY AND THE LENDERS EACH WAIVE
THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.15 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company and the Lenders, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Agreement supersedes and replaces that certain letter agreement between the Company and SPLC dated June 26, 1996 and all other prior agreements.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


THE COMPANY:                  EL DORADO CHEMICAL COMPANY


                              By:

                                   Tony M. Shelby, Vice President


THE LENDERS:                  SECURITY PACIFIC LEASING CORPORATION


                              By:

                                   Art Hyman, Vice President

     By its execution of this Agreement, Northwest Financial Corporation evidences its agreement to comply with the terms of Section 9.09 hereof.

     Executed this ___ day of August, 1996.

                              NORTHWEST FINANCIAL CORPORATION


                              By:

                                   Tony M. Shelby, Vice President